ITE
(Graphic  Omitted)

IDAHO  TAX-EXEMPT  FUND
NOVEMBER  30,  1998  REPORT
MORNINGSTAR MUTUAL FUNDS HAS AWARDED ITS HIGHEST "FIVE-STAR" RATING TO IDAHO TAX-EXEMPT FUND AS OF NOVEMBER 30, 1998. THE MORNINGSTAR RATING IS A WIDELY RESPECTED MEASURE OF RISK-ADJUSTED PERFORMANCE.* THE FUND'S MANAGERS ARE PROUD OF THIS ACCOMPLISHMENT AND WORK HARD TO CONTINUE THESE EXCELLENT RESULTS.

Fellow  Shareowners:

For the twelve month period ending November 30, 1998, our Idaho Tax-Exempt Fund provided shareholders with a total return of 7.28%. The current 30-day yield on your Fund is 4.00%, tax-free. This is the equivalent of 7.20% of taxable income to top-bracket Idaho taxpayers.

For the first eight months of 1998, municipal interest rates fell slightly and Federal Reserve Bank policy remained stable. In the third quarter however, the stock market fell precipitously and a large hedge fund collapsed. Taxable bond rates fell dramatically in a brief but pronounced flight to quality. As a result, the yield on intermediate term municipal bonds rose to 85% and in some cases 100% of the yield of taxable issues. This presents a rare opportunity to invest in tax-free municipals at yields nearly equal to the yields on fully taxable issues. This situation persists to this day. The Federal Reserve Bank has subsequently restored liquidity to the bond market and restored confidence to the slumping stock market by lowering overnight Federal Funds rates seventy-five basis points.

For the next twelve months, we expect the economies of US and Idaho to slow. This should give the Federal Reserve the opportunity to lower short-term rates further to 4.00%. We will continue to gradually increase the credit quality of the fund and keep the average maturity in the seven to nine year area of the curve.

As  always,   our  staff  and  portfolio  managers  welcome  your  comments  and suggestions. Only with your help can we be certain that we are meeting your investment needs - our primary objective. We appreciate your investing with us.

     NICHOLAS  KAISER,          PHELPS  MCILVAINE,
     PRESIDENT          VICE    PRESIDENT,  PORTFOLIO  MANAGER
December  23,  1998
------------------
*Morningstar's proprietary ratings reflect historical risk-adjusted performance. The ratings are subject to change each month, and are calculated from a fund's 3 and 5-year average annual returns with sales charge adjustments (if any) and a risk factor that reflects performance relative to three month Treasury bill returns. Ten per cent of the funds in a Morningstar investment category receive five stars. From time to time the adviser has waived all or a portion of fees or expenses, resulting in higher returns. Naturally, past performance may not indicate future results.

(Graphic  Omitted)
IDAHO TAX-EXEMPT FUND                                             November 30,
1998  Annual  Report
November  30,  1998                                              Investments







RATING                       Issuer                             Coupon/Maturity       Face Amount   Market Value
---------------------------  ---------------------------------  --------------------  ------------  -------------
AIRPORT PARKING (1.9%)
AAA                          Boise City ID Airport Revenue COP    5.40% due 8/1/2011  $    115,000  $     121,290
ELECTRIC POWER (2.8%)
AAA                          Idaho Falls Electric Revenue         6.75% due 4/1/2019       160,000        178,358
GENERAL OBLIGATIONS (48.9%)
AA                           Ada & Canyon Counties ID
                             JSD #2 Meridian                     5.50% due 7/30/2011       175,000        187,653
AAA                          Adams County ID GO                   5.00% due 8/1/2014       110,000        114,575
A+                           Bannock County ID GO Jail            5.05% due 9/1/2012        95,000        100,025
A                            Bannock County ID SD #25             4.90% due 8/1/2009        90,000         94,095
                                                             "    5.25% due 8/1/2016       110,000        113,960
AAA                          Boise City ID GO ISD                5.50% due 7/30/2011        95,000        100,966
AA-                                                          "   5.50% due 7/30/2016       150,000        157,830
A                            Boise County ID SD #73              5.15% due 7/31/2010       125,000        130,688
AAA                          Canyon County ID SD #132            5.40% due 7/30/2011       100,000        106,200
                                                             "   5.40% due 7/30/2012       100,000        105,630
A                            Canyon County ID SD #135 Notus       6.00% due 8/1/2007        50,000         52,068
                             Series 1994
AAA                          Cassia, Twin Falls ID JSD #151       5.10% due 8/1/2009        90,000         95,346
                                                             "   5.375% due 8/1/2013        85,000         89,743
                                                             "   5.375% due 8/1/2015        75,000         78,653
AAA                          Elmore County ID SD #193            4.75% due 7/31/2007       250,000        258,850
AAA                          Gooding County ID SD #232 Wendell    6.00% due 8/1/2008        55,000         58,265
AAA                          Kootenai County ID SD #273          4.85% due 7/31/2013       200,000        204,760
                                                             "   5.00% due 7/30/2016        70,000         71,015
AAA                          Kuna ID Sch/Comm Library Dist.        4.9% due 8/1/2013        75,000         77,438
AAA                          Madison County ID SD #321            5.60% due 2/1/2010       150,000        157,950
AA                           Payette County ID SD #372           6.50% due 7/31/2008        80,000         89,016
                             Payette County ID SD #372           6.75% due 7/31/2009       155,000        173,879
                             Payette County ID SD #372           6.75% due 7/31/2010       100,000        112,180
AAA                          Payette County ID SD #373           4.45% due 7/31/2009       250,000        254,200
AAA                          Teton County ID SD #401 GO           5.50% due 8/1/2012        75,000         79,553
                                                                                      ------------  -------------
                             SUB-TOTAL                                                   2,910,000      3,064,538
HOUSING (6.8%)
AA                           Idaho Housing Authority
                             Single Fam Mortgage, B-1             6.85% due 7/1/2012       100,000        104,621
AA                           Idaho Housing Authority
                             Refunding Series A                   6.15% due 7/1/2024       150,000        157,056
AA                           Idaho Housing Authority
                             Single Fam Mort Mezz-E-1             6.60% due 7/1/2011        95,000         99,580
AA                           Idaho Housing Authority
                             Single Fam Mort Rev Ser B1          8.125% due 7/1/2019         5,000          5,222
                                                             "    8.00% due 1/1/2020        20,000         20,867
AA                           Idaho Housing Authority
                             Single Fam Mort SR Series C1         7.70% due 7/1/2017        35,000         36,122
                                                                                      ------------  -------------
                             SUB-TOTAL                                                     405,000        423,468
IRRIGATION (0.9%)
AA                           Boise Kuna Irr. Dist.                6.00% due 7/1/2008        50,000         52,965
MEDICAL/HOSPITALS (4.9%)
                             Idaho Health Facility Auth.
A                            Hospital Rev - Elks Rehab          5.125% due 7/15/2013       300,000        305,670


(The  accompanying  notes  are an integral part of these financial statements)

(Graphic  Omitted)
IDAHO TAX-EXEMPT FUND                                             November 30,
1998  Annual  Report
November  30,  1998                                              Investments







RATING                                    Issuer                               Coupon/Maturity       Face Amount   Market Value
AAA                                       Idaho State Bldg Authority Series C    5.70% due 9/1/2007  $    100,000  $     107,870
AAA                                       Idaho State Building Authority         5.00% due 9/1/2021       100,000        100,200
                                                                                                     ------------  -------------
                                                                                                          200,000        208,070
ROADS (3.1%)
A                                         Payette L.I.D. #89-1                   7.60% due 5/1/2005        30,000         30,412
A                                         Post Falls, Kootenai County           7.20% due 4/15/1999        15,000         15,074
                                          L.I.D. #91-1                          7.40% due 4/15/2000        15,000         15,043
                                                                            "   7.60% due 4/15/2001        15,000         15,045
                                                                            "   7.75% due 4/15/2002        20,000         20,058
                                                                            "   7.95% due 4/15/2003        20,000         20,063
                                                                            "   7.95% due 4/15/2004        20,000         20,075
                                          L.I.D. #91-4                          7.95% due 4/15/2005        20,000         20,058
                                          L.I.D. #91-4                          7.95% due 4/15/2006        20,000         20,065
                                          L.I.D. #91-4                          7.95% due 4/15/2007        20,000         20,063
                                                                                                     ------------  -------------
                                          SUB-TOTAL                                                       195,000        195,956
STATE EDUCATION (13.4%)
AAA                                       Boise State University
                                          Student Univ. & Housing Sys.           5.10% due 4/1/2014       300,000        309,330
AAA                                       Idaho State University
                                          Student Fee Revenue                    4.90% due 4/1/2017       275,000        275,468
AAA                                       University of Idaho
                                          Student Fee Revenue                    5.60% due 4/1/2015       185,000        196,933
A-                                        University of Idaho Fee Revenue        6.85% due 4/1/2016        50,000         54,585
                                                                                                     ------------  -------------
                                          SUB-TOTAL                                                       810,000        836,316
SEWER (2.6%)
A                                         Troy ID, Sewer Revenue                 7.10% due 2/1/1999        10,000         10,025
                                                                            "    7.20% due 2/1/2000        10,000         10,227
                                                                            "    7.30% due 2/1/2001        10,000         10,222
                                                                            "    7.40% due 2/1/2002        10,000         10,237
                                                                            "    7.50% due 2/1/2003        10,000         10,246
                                                                            "    7.60% due 2/1/2004        10,000         10,257
                                                                            "    7.70% due 2/1/2005        15,000         15,402
                                                                            "    7.80% due 2/1/2006        15,000         15,419
                                                                            "    7.90% due 2/1/2007        15,000         15,429
                                                                            "    8.00% due 2/1/2008        15,000         15,434
                                                                            "    8.00% due 2/1/2009        20,000         20,590
                                                                            "    8.00% due 2/1/2010        20,000         20,594
                                                                                                     ------------  -------------
                                          SUB-TOTAL                                                       160,000        164,082
WATER SUPPLY (9.1%)
A-                                        American Falls ID Reservoir            7.25% due 5/1/2004        70,000         75,104
                                          Refunding Series A                    7.625% due 5/1/2021       150,000        160,421
A                                         McCall Water Rev., Series 1994         6.25% due 9/1/2008       200,000        221,622
A                                         McCall Water Revenue                  6.375% due 9/1/2014        70,000         76,976
A                                         Ucon Water & Sewer Rev. Refunding     7.75% due 12/1/2002        35,000         35,982
                                                                                                     ------------  -------------
                                          SUB-TOTAL                                                       525,000        570,105
TOTAL INVESTMENTS (97.7%)                 Cost = $5,852,982                    $          5,830,000  $  6,120,818
                                                                               ====================  ------------
Other Assets (net of liabilities) (2.3%)                                                                  142,901
                                                                                                     ------------
TOTAL NET ASSETS (100%)                                                                              $  6,263,719


*These unaudited bond ratings reflect the adviser's current rating of each bond, as determined using Standard & Poor's and Moody's ratings.


(The  accompanying  notes  are an integral part of these financial statements)

IDAHO  TAX-EXEMPT FUND                         November 30, 1998 Annual Report

Financial  Highlights

Selected  data  per  share  of  capital stock outstanding throughout the year.


                             Year ended November 30
                                                     ----------------------



                                                                  1998     1997     1996     1995      1994
                                                                -------  -------  -------  -------  --------
NET ASSET VALUE AT BEGINNING OF YEAR                            $ 5.28   $ 5.25   $ 5.28   $ 4.76   $  5.23
                                                                -------  -------  -------  -------  --------
Income from investment operations
Net investment income                                             0.25     0.26     0.27     0.26      0.27
Net gains or losses on securities (both realized & unrealized)    0.12     0.03    (0.03)    0.52     (0.46)
                                                                -------  -------  -------  -------  --------
Total from investment operations                                  0.37     0.29     0.24     0.78     (0.19)
Less distributions
Dividends (from net investment income)                           (0.25)   (0.26)   (0.27)   (0.26)    (0.27)
Distributions (from capital gains)                               (0.04)    0.00     0.00     0.00     (0.01)
                                                                -------  -------  -------  -------  --------
Total distributions                                              (0.29)   (0.26)   (0.27)   (0.26)    (0.28)
NET ASSET VALUE AT END OF YEAR                                  $ 5.36   $ 5.28   $ 5.25   $ 5.28   $  4.76
                                                                =======  =======  =======  =======  ========
TOTAL RETURN                                                      7.27%    5.69%    4.66%   16.68%   (3.76)%
Ratios / Supplemental Data
--------------------------------------------------------------
Net assets ($000), end of year                                  $6,264   $5,255   $5,064   $5,220   $ 6,841
Ratio of expenses to average net assets                           0.76%    0.80%    0.79%    0.75%     0.75%
Ratio of net investment income to average net assets              4.69%    4.99%    5.10%    5.07%     5.28%
Portfolio turnover rate                                             23%      20%      10%      28%       36%


  For each of the above years, all or a portion of the expenses were waived.  If these costs had not been waived, the resulting increase to the ratio of expenses to average net assets would be .07%, .16%, .27%, .26%, and .14%, respectively.


(The  accompanying  notes  are an integral part of these financial statements)

November  30,  1998  Annual  Report                      IDAHO TAX-EXEMPT FUND

Statement  of  Assets  and  Liabilities



As  of  November  30,  1998



ASSETS
      Bond investments (cost $5,852,982)                                $6,120,818
      Cash                                                                  41,703
      Interest receivable                                                  104,912
      Insurance reserve premium                                              2,473
                                                                        ----------
            Total Assets                                                 6,269,906
LIABILITIES
      Other Liabilities                                                      6,187
                                                                        ----------
            Total Liabilities                                                6,187
                                                                        ----------
NET ASSETS                                                              $6,263,719
                                                                        ==========
      Fund shares outstanding                                            1,169,397
ANALYSIS OF NET ASSETS
      Paid  in  capital  (unlimited  shares   authorized,   without  par  value)
      $5,995,055   Undistributed  net  investment  income  478  Accumulated  net realized gain (loss) on investments  350 Unrealized  net  appreciation  on investments 267,836
                                                                        ----------
      Net Assets applicable to Fund shares outstanding                  $6,263,719
                                                                        ==========
NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE                $     5.36
                                                                        ==========



Statement  of  Operations



For  the  year  ended  November  30,  1998



INVESTMENT INCOME
     Interest income                                                  $  322,951
     Amortization of bond premiums                                        (9,554)
     Accretion                                                             1,644
     Miscellaneous income                                                     60
                                                                      -----------
          Gross investment income                                                  $315,101
EXPENSES
     Investment adviser and administration fee                            28,953
     Professional fees                                                     9,446
     Shareholder servicing                                                 4,059
     Printing and postage                                                  3,369
     Other expenses                                                        1,185
     Filing and registration fees                                          1,184
                                                                      -----------
     Total gross expenses                                                 48,196
          Less advisory fee waived                                        (4,401)
                                                                      -----------
     Net expenses                                                                    43,795
                                                                                   --------
          Net investment income                                                     271,306
                                                                                   --------
NET REALIZED GAIN ON INVESTMENTS
     Proceeds from sales                                               1,280,938
     Less cost of securities sold based on           identified cost   1,206,346
                                                                      -----------
          Realized net gain                                                          74,592
                                                                                   --------
UNREALIZED GAIN ON INVESTMENTS
     End of period                                                       267,836
     Beginning of period                                                 208,126
                                                                      -----------
     Increase in unrealized gain for the period                                      59,710
                                                                                   --------
          Net realized and unrealized gain on investments                           134,302
                                                                                   --------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                               $405,608
                                                                                   ========


(The  accompanying  notes  are an integral part of these financial statements)

IDAHO  TAX-EXEMPT  FUND                        November 30, 1998 Annual Report

Statement  of  Changes  in  Net  Assets


                                     Year ended      Year ended
                                  Nov. 30, 1998      Nov. 30, 1997
                                  -------------     --------------



INCREASE IN NET ASSETS
FROM OPERATIONS:
      Net investment income                                 $  271,306   $  253,087
      Net realized gain on investments                          74,592       47,467
      Net increase in unrealized appreciation                   59,710      (17,678)
      Net increase  in net assets from operations              405,608      282,876
DIVIDENDS TO SHAREOWNERS FROM:
      Net investment income                                   (270,610)    (253,388)
      Capital gains distributions                              (52,202)           -
                                                              (322,812)    (253,388)
FUND SHARE TRANSACTIONS:
      Proceeds from sales of shares                          1,495,612      661,445
      Value of shares issued in reinvestment of dividends      247,973      190,941
                                                             1,743,585      852,386
      Cost of shares redeemed                                 (817,660)    (691,110)
      Net Increase in net assets from share transactions       925,925      161,276
Total increase in net assets                                 1,008,721      190,764
NET ASSETS
      Beginning of period                                    5,254,998    5,064,234
      End of period                                         $6,263,719   $5,254,998
Shares of the Fund sold and redeemed
      Number of shares sold                                    280,787      126,666
      Number of shares issued in reinvestment of dividends      46,374       36,545
                                                               327,161      163,211
      Number of shares redeemed                               (153,071)    (132,545)
Net Increase in Number of Shares Outstanding                   174,090       30,666


(The  accompanying  notes  are an integral part of these financial statements)

DISSCUSSION  of  FUND  PERFORMANCE
(unaudited)

For the twelve-month period ending November 30, 1998, Idaho Tax Exempt Fund returned shareholders +7.27%, our best year since 1995. On November 30, 1998 the thirty-day SEC yield for the Fund was 4.00%.

In 1998, the troubles were not in municipal bonds. The Russian debt default, the failure of a huge hedge fund and the third-quarter plunge in equity prices produced a sudden and severe flight to quality. There was de-leveraging of risk in the bond market, and the yield on municipal bonds was suddenly equal to the yield on US Treasury bonds. An investor could buy a municipal bond with the same yield as a US Treasury bond and capture the tax exemption for free. The Federal Reserve Bank quickly moved to restore liquidity and confidence by lowering the Federal Funds rate. Today, municipal securities remain exceptionally inexpensive relative to other fixed-income securities. In 1999, we expect municipal securities spreads to return to normal levels. This means the municipal sector should outperform other fixed income sectors on a relative basis. We also expect low domestic inflation and lower short-term interest rates. However, long-term rates will have difficulty falling much from their currently low levels. For 1999, we forecast most of the Fund's return will come from income and spread compression instead of price appreciation.

The primary objective of the Fund is income exempt from federal and Idaho personal income taxes. As the yield advantage and supply of lower-rated paper continues to dwindle, we have continued to increase the average credit quality of the Fund. Only 14% of the portfolio is invested in non-rated paper, down from 19% at the beginning of the year.

The secondary objective of the Fund is capital preservation. The average maturity of the Fund is the most important factor affecting principal values in the portfolio. The effective average maturity of the Fund is now 7.46 years, slightly greater than at the beginning of the year. We remain optimistic that interest rates can move lower in 1998, but we do not believe that extending beyond the intermediate sector of the yield curve represents the best risk/return balance for the Fund. The average maturity of the portfolio will remain between six and nine years.

Idaho's economy took blows from the Asian Crisis in 1998. A slowdown in commercial construction, lower wood product output, weak farm prices and declining immigration put dampers on the state's economy. Still, Idaho surprised economists with a better year than forecast. Semiconductor chip prices rebounded in the fall, jobs increased at a 2.9% annual rate and housing starts came in 9.8% above 1997. Idaho's economic expansion has actually lasted longer than the amazing national expansion - eleven years compared to eight. Its economic strengths will allow the Gem State to remain a formidable competitor in the national and world economy.

Idaho's high state income taxes create a substantial appetite among residents for tax-exempt bonds. Idaho municipal bonds benefit from an imbalance between the number of buyers and the number of issues sold within the state. This imbalance is especially important in weak markets, when Idaho bonds normally outperform issues from other states. Idaho's record of repaying municipal debt remains in unblemished condition and this also adds to investors' appetites.

Though the Fund does not try to "beat" the Lehman Brothers Index or any other specific index, the Fund's returns, considering the lower price fluctuation, compares well to that of the Index for the fiscal year, as shown in the accompanying chart.

The Line graph below compares the Idaho Tax Exempt Fund's performance to the performance of the Lehman Brothers Composite Municipal Bond Index, a broad-based municipal bond market index. To be comparable, the Municipal Index data includes reinvested income (as computed by Lehman Brothers Fixed Income Research).

Note that this graph compares an unmanaged, expense free index to an actively managed Fund that has transaction and other costs. The Fund also stands ready to buy and sell its own securities to shareholders on a daily basis, as well as providing a wide range of services to them. Additionally, few investors are able to invest in an exact index portfolio because of the large amount of securities required to model such an index.

Were the Fund to target the index as an objective, the Fund might take greater risk by extending the average maturity of its portfolio to take advantage of the greater price fluctuation (for better or worse) available in such a portfolio. However, maintaining the stability of capital is an objective of the portfolio, and we believe the Fund has performed well considering its investment restrictions.

The graph shows that $10,000 invested in the Idaho Tax Exempt Fund at the end of September 1987 would have grown to $20,444 at the end of November 1998. If the $10,000 could have been invested in the Lehman Brothers Composite Municipal Bond Index at the end of September 1987, it would have grown to $25,283.


Idaho  Tax  Exempt  Fund  vs  Lehman  Composite  Municipal  Index

(Graph  omitted)

NOTES  TO  FINANCIAL  STATEMENTS


Note  1-ORGANIZATION
Saturna Investment Trust, (formerly Northwest Investors Trust) Trust (the "Trust") was established under Washington State Law as a Business Trust on February 20, 1987. The Trust is registered as a no-load, open-end series invest-ment company under the Investment Company Act of 1940, as amended. Four portfolios have been created to date in addition to Idaho Tax-Exempt Fund (the "Fund"). The other four portfolios distribute through a separate prospectus and the results of those funds are contained in a separate report.

Note  2--SIGNIFICANT  ACCOUNTING
POLICIES
The following is a summary of the sig-nificant accounting policies followed by the Fund.

INVESTMENTS:
Fixed-income securities for which there are no publicly available market quo-tations are valued using matrices based on maturity, quality, industry, yield, call features and similar factors, which are compared periodically to multiple dealer bids and ad-justed by the adviser under policies established by the Trustees.

The cost of securities is the same for accounting and Federal income tax purposes. Securities trans-actions are recorded on trade date. Realized gains and losses are recorded on the identified cost basis.

INCOME  AND  EXPENSES:
Interest income is reduced by the amortization of bond premiums, on a con-stant yield basis from pur-chase date to maturity or expected call date, whichever is earlier.

Interest income is increased by accretion only for bonds underwritten as original issue discounts. Market dis-counts are recorded as realized gains upon disposition.

Expenses incurred by the Trust on be-half of the Fund (e.g., professional fees) are allocated to the Fund and the other Funds of the Trust on the basis of relative daily average net assets. The Adviser has agreed to certain limits on ex-penses, as described below.

INCOME  TAXES:
The Fund has elected to be taxed as a regulated investment company under the Internal Revenue Code and distribute sub-stantially all of its taxable net invest-ment income and realized net gains on in-vest-ments. Therefore, no provision for Federal income taxes is required. Further, the Fund intends to meet IRS requirements for tax-free income divi-dends, and requirements of the Idaho Department of Revenue for income dividends free of Idaho state income tax.

DIVIDENDS  AND  DISTRIBUTIONS  TO  SHAREOWNERS:
Dividends  and  distributions  to share-owners are recorded on the ex-dividend
date.    Div-idends  are  paid  daily  and  distrib-
uted on the last business day of each month. Shareowners electing to reinvest dividends and distributions pur-chase additional shares at the net asset value on the payable date.

Note  3--TRANSACTIONS  WITH  AFFILIATED  PERSONS
Under a contract approved by shareowners on October 12, 1990, Saturna Capital Corporation provides investment ad-vi-sory services and certain other adminis-tra-tive and distribution services to conduct the Fund's busi-ness. For such services, the Fund pays an annual fee equal to .50% of av-erage daily net assets. For the year ended November 30, 1998, the Fund incurred advisory fee expenses of $28,953.

Saturna Capital has volunteered to reimburse the Fund to the extent that total expenses of the Fund (excluding interest, brokerage commis-sions and taxes) exceeds .80% through March 31, 1999. Accordingly, for the year ended November 30, 1998, Saturna Capital waived $4,401 of the advisory fee.

In accordance with the Fund's agreement with its custodian bank, National City Bank of Indiana, for the year ended November 30, 1998, custodian fees incurred by the Fund amounted to $1,677.

One trustee and shareowner also serves as president of the Trust and is a di-rector and president of Saturna Capital Corporation.

The Trust acts as a distributor of its own shares, except in those states in which Investors National Corporation (a sub-si-diary of Saturna Capital
Corporation)  is  itself  registered  as  a  broker-dealer,  where  it  acts  as dis-tributor without compensation. Saturna Capital Corporation acts as shareowner servicing (transfer) agent for the Fund, for a monthly fee plus certain expenses. For the fiscal year ended November 30, 1998, the Fund paid such a fee of $4,059.

Unaffiliated trustees receive a fee of $100 per meeting attended, allocated pro-rata to the five Funds of Saturna Investment Trust. On November 30, 1998, the trustees, officers and their immediate families as a group owned 0.1% of the outstanding shares of the Fund.

Note  4--INVESTMENTS
At November 30, 1998, the net unreal-ized appreciation of investments for the Fund of $267,836 com-prised gross unrealized gains of $270,701 and gross unrealized losses of $2,865.

During the year ended November 30, 1998, the Fund pur-chased $2,179,676 of securities and sold/matured $1,280,938 of securities.


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


REPORT  of
INDEPENDENT  ACCOUNTANTS

To  the  Shareholders  and  Board  of  Trustees
Idaho  Tax-Exempt  Fund
We have audited the accompanying statement of assets and liabilities of the Idaho Tax-Exempt Fund, a series of shares of the Saturna Investment Trust, including the schedules of investments as of November 30, 1998, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial statements and financial highlights presented for the year ended November 30, 1996 and prior were audited by other auditors whose report dated December 16, 1996, expressed an unqualified opinion on those statements. We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of November 30, 1998, by correspondence with the custodian. Our audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion the 1998 financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Idaho Tax-Exempt Fund as of November 30, 1998, the results of its operations, the changes in net assets and the financial highlights for the year then ended, in conformity with generally accepted accounting principles.

                                                          TAIT, WELLER & BAKER
Philadelphia,  Pennsylvania
January  8,  1999


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

Saturna  Capital


Mutual  Funds


http:/www.saturna.com


1-800/SATURNA


(800/728-8762)

This report is issued for the information of the shareowners of the Fund. It is not authorized for distribution to prospective investors unless it is accompanied or preceded by an effective prospectus relating to the securities of the Fund. Idaho Tax-Exempt Fund is a series of Saturna Investment Trust.


Tax-Exempt  Fund


A  Portfolio  of  Saturna  Investment  Trust

(Graphic  Omitted)


ANNUAL  REPORT


November  30,  1998